Exhibit 10.27

RSU B

5/07-7/07

RESTRICTED STOCK UNIT SUBSTITUTE AWARD AGREEMENT

This Restricted Stock Units Award (the “Award”) was awarded on «Grant_date» (“Date of Grant”), by Motorola, Inc. to «First_Name» «Last_Name» (the “Grantee”).

WHEREAS, Grantee received the Award under the Motorola Omnibus Incentive Plan of 2006, as amended (the “2006 Omnibus Plan”);

WHEREAS, the Award was made as a special grant of Motorola, Inc. restricted stock units authorized by the Board of Directors of Motorola, Inc. and the Compensation and Leadership Committee of the Board of Directors of Motorola, Inc.; and

WHEREAS, such Award has been assumed by Motorola Mobility Holdings, Inc. (and including each of its Subsidiaries, the “Company” or “Motorola Mobility”) through the Motorola Mobility Holdings, Inc. Legacy Incentive Plan (the “Plan”) in connection with the distribution to holders of shares of Motorola, Inc. common stock of the outstanding shares of Company common stock (the “Distribution”);

WHEREAS, the terms of the Award are being amended only as necessary to reflect the assumption and substitution of such Award by Motorola Mobility under the terms of the Plan, including an adjustment to the number and kind of shares underlying the Award and that future vesting will be based on employment or service with Motorola Mobility or a Subsidiary; and

WHEREAS, the terms and conditions of the Award, including the terms and conditions related to the vesting of Units upon a “Change in Control”, should be construed and interpreted in accordance with the terms and conditions of the Plan.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company has assumed the restricted stock units awarded to Grantee by Motorola, Inc. on the following terms and conditions:

1. Assumption of Restricted Stock Units. The Company hereby substitutes a total of «Txt_Nbr_of_Shares» [multiply number of unvested RSUs from original grant by Spinco Adjustment Factor] («Whole_Nbr_of_Shares») Motorola Mobility restricted stock units (the “Units”) for the Award granted to Grantee by Motorola, Inc. subject to the terms and conditions set forth below. All Awards shall be paid in whole shares of Motorola Mobility Common Stock (“Common Stock”); no fractional shares shall be credited or delivered to Grantee.

2. Restrictions. The Units awarded to Grantee are subject to the transfer and forfeiture conditions set forth below (the “Restrictions”), which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.

a. Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola Mobility shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola Mobility and Predecessor (as defined below).

b. Any Units still subject to the Restrictions shall be (x) automatically forfeited upon the Grantee’s termination of employment with Motorola Mobility or a Subsidiary for any reason other than death, Total and Permanent Disability, or Involuntary Termination due to (i) a Divestiture or (ii) for a reason other than for Serious Misconduct, and (y) at the discretion of the Compensation Committee, forfeited, if the Grantee is not an appointed vice president or officer of Motorola Mobility at the end of the “Restriction Period” as defined below. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola Mobility and which is consolidated for financial reporting purposes. Total and Permanent Disability is defined in Section 3(a).

c. If Grantee is a vice president or elected officer on the date of the Award, or has been approved to become a vice president or elected officer on the date of the Award, and Grantee engages in any of the following conduct, in addition to all remedies in law and/or equity available to the Company, any Subsidiary or Motorola, Inc. and each of its subsidiaries (“Predecessor” which, to the extent this Agreement refers to post-Distribution rights and obligations, shall mean Motorola Solutions, Inc. and each of its subsidiaries), Grantee shall forfeit all restricted stock units under the Award whose Restrictions have not lapsed, and, for all restricted stock units under the Award whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Motorola Mobility Common Stock (“Common Stock”) on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount. For purposes of subparagraphs (i) through and including (iii) below, “Company” or “Motorola Mobility” shall mean Motorola Mobility and/or any of its Subsidiaries:

i. During the course of Grantee’s employment and thereafter, Grantee uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any Confidential Information. “Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) the Company’s methods of operation and Company processes; (D) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (F) Company personnel data; (G) Company business plans, marketing plans, financial data and projections; and (H) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented. For purposes of this definition, “Company” shall include the Company, Predecessor and each of their subsidiaries; and/or

ii. During Grantee’s employment and during the Restricted Covenant Period, Grantee hires, recruits, solicits or induces, or causes, allows, permits or aids others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company or Predecessor, as the case may be, who possesses Confidential Information to terminate his/her employment with the Company or Predecessor, as the case may be, and/or to seek employment with Grantee’s new or prospective employer, or any other company; and/or

iii. During Grantee’s employment and during the Restricted Covenant Period, Grantee, directly or indirectly, on behalf of Grantee or any other person, company or entity, solicits or participates in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company or Predecessor to any person, company or entity which was a customer or potential customer for such products or services and with which Grantee had direct or indirect contact regarding those products or services or about which Grantee learned Confidential Information at any time during the two years prior to Grantee’s termination of employment with the Company, including any employment with Predecessor.

iv. “Restricted Covenant Period” means the period commencing on the termination of Grantee’s employment with the Company for any reason and ending, (i) in respect of a restriction or limitation relating to Grantee’s employment with Predecessor connected with or in support of activities, products, services, technological developments, customers or potential customers of the business units that are part of Predecessor post-Distribution, one year following the Distribution Date, and (ii) in respect of a restriction or limitation relating to Grantee’s employment with the Company or connected with or in support of activities, products, services, technological developments, customers or potential customers of the business units that are part of the Company post-Distribution, one year following termination of Grantee’s employment with the Company.

v. If Grantee is not a vice president or elected officer on the date of the Award, or has not been approved to become a vice president or elected officer on the date of the Award, and Grantee engages in any of the conduct outlined in paragraph 2(c)(i) or (ii) above, in addition, to all remedies in law and/or equity available to the Company, any Subsidiary or Predecessor, Grantee shall forfeit all restricted stock units under the Award whose Restrictions have not lapsed, and, for all restricted stock units under the Award whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Motorola Mobility Common Stock (“Common Stock”) on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount. For purposes of paragraphs (i) and (ii) above, “Company” or “Motorola Mobility” shall mean Motorola Mobility and/or any of its Subsidiaries

d. The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.

3. Lapse of Restrictions.

a. Except as set forth in Section 3(b) below, the Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:

i. Vesting Period. Your Units will continue to vest in accordance with the original terms and conditions set forth in the applicable Motorola Plans (as defined in the Plan) and your award agreement having the Date of Grant specified above, including any special vesting dates or conditions, with the exception that your vesting on and after January 4, 2011 shall be determined solely by reference to your employment or service with Motorola Mobility or a Subsidiary. For the Units that are currently vested, and those that are scheduled to vest on each future vesting date, you should refer to your on-line account (currently with Morgan Stanley Smith Barney, and reachable at https://www.benefitaccess.com/). You are strongly encouraged to view your on-line account immediately to completely understand your Units and their vesting schedule.

ii. If a Change in Control of the Company occurs and the successor corporation (or parent thereof) does not assume this Award or replace it with a comparable award; provided, further, that with respect to any Award that is assumed or replaced, such assumed or replaced awards shall provide that the Restrictions shall lapse for any Participant that is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause” and “Good Reason” are defined in the Plan;

iii. Upon termination of Grantee’s employment by Motorola Mobility or a Subsidiary by Total and Permanent Disability. “Total and Permanent Disability” means for (x) U.S. employees, entitlement to long term disability benefits under the Motorola Mobility Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola Mobility policy or as required by local regulations; or

iv. If the Grantee dies.

b. In the case of Involuntary Termination due to a Divestiture or for a reason other than for Serious Misconduct before the expiration of the Restriction Period, if the Units have not been forfeited as described in Section 2 above, then the Restrictions shall lapse on a pro rata basis determined by dividing (i) the number of completed full years of service by the Grantee from the Award Date to the employee’s date of termination by (ii) the total length of the Restriction Period.

c. “Termination due to a Divestiture” for purposes of this Agreement means if Grantee accepts employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Mobility or a Subsidiary, or if Grantee remains employed by a Subsidiary that is sold or whose shares are distributed to the Motorola Mobility stockholders in a spin-off or similar transaction (a “Divestiture”).

d. “Serious Misconduct” for purposes of this Agreement means any misconduct identified as a ground for termination in the Motorola Mobility Code of Business Conduct, or the human resources policies, or other written policies or procedures.

e. If, during the Restriction Period, the Grantee takes a Leave of Absence from Motorola Mobility or a Subsidiary, the Units will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from Motorola Mobility or a Subsidiary that is not a termination of employment, as determined by Motorola Mobility.

f. To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award (other than Section 2(c)).

4. Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5. Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.

6. Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed plus.

7. Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. Grantee may satisfy any minimum withholding obligation by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the amount to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the day the Restrictions applicable to the Units lapse as reported for the New York Stock Exchange- Composite Transactions in the Wall Street Journal, Midwest edition.

8. Voting and Other Rights.

a. Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive cash dividends and other distributions until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b. The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.

9. Agreement Following Termination of Employment. Grantee agrees that upon termination of employment with Motorola Mobility or a Subsidiary and for a period of one year following the termination of Grantee’s employment with Motorola Mobility or a Subsidiary, Grantee will immediately inform Motorola Mobility of (a) the identity of any new employer (or the nature of any start-up business or self-employment), (b) Grantee’s new title, and (c) Grantee’s job duties and responsibilities. Grantee hereby authorizes Motorola Mobility or a Subsidiary to provide a copy of this Award Document to Grantee’s new employer and/or share such information with Predecessor if deemed relevant to Predecessor’s ability to enforce its rights under this Agreement. Grantee further agrees to provide information to Motorola Mobility or a Subsidiary as may from time to time be requested in order to determine his or her compliance with the terms hereof.

10. Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Motorola Mobility, Predecessor and their Subsidiaries and Grantee’s employer hold certain personal information about the Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola Mobility, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola Mobility, Predecessor and/or their Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Motorola Mobility and/or any of their Subsidiaries may each further transfer Data to any third parties assisting Motorola Mobility in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein.

11. Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of the Award under the 2006 Omnibus Plan was completely at the discretion of Predecessor, and that Motorola Mobility’s decision to assume this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall the assumption and substitution of the Award by the Company nor any future grant of any award by the Company interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. In addition, the Grantee hereby acknowledges that he or she has entered into employment with Motorola Mobility or a Subsidiary upon terms that did not include this Award or similar awards, that his or her decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his or her services. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

12. Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company or Predecessor by the breach or anticipated breach of paragraphs 2(c)(i), (ii) and/or (iii) of this Agreement will be irreparable and further agrees the Company or Predecessor may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company or Predecessor may have pursuant to this Agreement, any other agreements between the Grantee and the Company, or between Grantee and Predecessor, for the protection of Confidential Information, or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 15 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

13. Acknowledgements. With respect to the subject matter of paragraphs 2(c)(i), (ii), and (iii), and paragraphs 12 and 15 hereof, this Agreement is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 15 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that (s)he has not, will not and cannot rely on any representations not expressly made herein.

14. Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

15. Governing Law. All questions concerning the construction, validity and interpretation of this Award shall, unless otherwise provided in the Plan, be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.

16. Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

17. Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or its delegate shall be binding upon the parties.

18. 409A Compliance Applicable Only to Grantees Subject to U.S. Tax. Notwithstanding any provision in this Award to the contrary, if the Grantee is a “specified employee” (certain officers of Motorola Mobility within the meaning of Treasury Regulation Section 1.409A- 1(i) and using the identification methodology selected by Motorola Mobility from time to time) on the date of the Grantee’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that the Grantee is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six month period immediately following the date of the Grantee’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of the Grantee’s termination of employment and (ii) death. Notwithstanding any provision in this Award that requires the Company to pay or deliver payments with respect to Units upon vesting (or within 60 days following the date that the applicable Units vest) if the event that causes the applicable Units to vest is not a permissible payment event as defined in Section 409A(a)(2) of the Code, then the payment with respect to such Units will instead be paid or delivered on the earlier of (i) the specified date of payment or delivery originally provided for such Units and (ii) the date of the Grantee’s termination of employment (subject to any delay required by the first sentence of this paragraph). Payment shall be made within 60 days following the applicable payment date. For purposes of determining the time of payment or delivery of any payment the Grantee is entitled to receive upon termination of employment, the determination of whether the Grantee has experienced a termination of employment will be determined by Motorola Mobility in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.

19. Acceptance of Terms and Conditions. By electronically accepting this Award Agreement within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“Email Notification Date”), Grantee agrees to be bound by the foregoing terms and conditions, the Plan, and any and all rules and regulations established by Motorola Mobility in connection with the assumption and substitution of the Award. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date, Grantee will not be entitled to the Units.

20. Plan Documents. The Plan and the Prospectus for the Plan are available at http://my.mot-mobility.com/go/EquityAwards or send your request to Equity Administration, 6450 Sequence Drive, San Diego, CA 92121 or equityadmin@motorola.com